Exhibit 10.54
2010 RESTATEMENT
OF
ENERGIZER HOLDINGS, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     Energizer Holdings, Inc., a corporation duly organized and existing under the laws of the State of Missouri (“Company”), continues to maintain the Energizer Holdings, Inc. Supplemental Executive Retirement Plan (“Plan”).
     The Energizer Plans Administrative Committee appointed by the Company (“EPAC”) is authorized to amend the Plan as it deems appropriate.
     In connection with complying with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), the Company, with respect to the period from January 1, 2005 through December 31, 2008, administered the Plan in accordance with Notice 2005-1, Notice 2007-86, other generally applicable Code Section 409A guidance, and the Company’s good faith interpretation of compliance with Code Section 409A, as documented, in part, in draft plan documents, forms, or communications. The Company amended and restated the Plan to comply with Code Section 409A and the regulations thereunder, effective January 1, 2009, in the form of a 2009 Restatement. The Company now desires to amend and restate the Plan to reflect the conversion of the Retirement Plan to a cash balance plan effective January 1, 2010.
     The Plan is maintained for a select group of management or highly compensated employees and, therefore, it is intended that the Plan will be exempt from Parts 2, 3 and 4 of Title I of ERISA. The Plan is not intended to qualify under Code Section 401. The Plan is intended to comply with the requirements of Code Section 409A.
I. DEFINITIONS
     1.1 “Affiliated Company” means Energizer Holdings, Inc., those domestic corporations in which Energizer Holdings, Inc. owns directly or indirectly 50% or more of the voting stock, or any other entity so designated by the Committee.
     1.2 “Beneficiary” means either a Spouse or any other person (including a trust) designated by the Employee pursuant to the terms of the Retirement Plan to receive benefits under the terms of that plan as a result of such Employee’s death.
     1.3 “Benefit Limitations” means the limitations on benefit accruals under the Retirement Plan as set forth in Section 2.1.
     1.4 “Code” means the Internal Revenue Code of 1986, as amended.
     1.5 “Committee” means the Energizer Plans Administrative Committee.

     1.6 “Company” means Energizer Holdings, Inc. and any successor company.
     1.7 “Compensation” means compensation included for purposes of calculating benefits under the Retirement Plan. Provided, however, that the Chief Executive Officer of the Company (with respect to non-executive officers only) and the Nominating and Executive Compensation Committee of the Company’s Board of Directors shall have discretion to include any other amounts in such Employee’s compensation in computing the Employee’s benefit under this Plan without regard to whether such amounts are included in the Retirement Plan’s definition of compensation.
     1.8 “Controlled Group” means all corporations or business entities that are, along with the Company, members of a controlled group of corporations or businesses, as defined in Code Sections 414(b) and 414(c), except that the language “at least 50 percent” is used instead of “at least 80 percent” in applying the rules of Code Sections 414(b) and 414(c).
     1.9 “Employee” means a person employed by any of the Affiliated Companies, who is one of a select group of management or highly-compensated employees and who meets the conditions specified in Section 2.2 to participate in the Plan.
     1.10 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     1.11 “Former WL Employee” means a former employee of Warner-Lambert Company LLC listed in Appendix A.
     1.12 “Plan” means the Energizer Holdings, Inc. Supplemental Executive Retirement Plan.
     1.13 “Retirement” means the effective date on which an Employee or such Employee’s Beneficiary begins to receive benefits pursuant to the Retirement Plan.
     1.14 “Retirement Plan” means the Energizer Holdings, Inc. Retirement Plan or any successor plan, as amended from time to time.
     1.15 “Section 415 Limitation” means the limitation, imposed by Code Section 415, on the amount of retirement benefits payable from a qualified retirement plan to a participant in such plan.
     1.16 “Spouse” means the spouse, as defined under the Retirement Plan, of an Employee.
     1.17 “Supplemental Retirement Benefits” means benefits payable pursuant to Article III of the Plan.
     1.18 “Termination of Employment” means termination of employment from the Controlled Group, as determined in accordance with rules set forth in IRS regulations under Code

Section 409A (generally a decrease in the performance of services to no more than 20% of the average for the preceding 36-month period); provided, however, to the extent permitted by the regulations issued under Code Section 409A, a “Termination of Employment” does not occur if an Employee is on a military leave, sick leave or other bona fide leave of absence granted by the Company.
     1.19 “WL Excess Plan Benefit” means the benefit which the Former WL Employee accrued as of March 28, 2003 under the terms of the Warner-Lambert Company Supplemental Pension Income Plan as in effect on March 28, 2003 which amount is specified in Appendix A.
     Capitalized terms used in this document and not defined herein have the same meaning as defined in the Retirement Plan.
II. ELIGIBILITY
     2.1 Benefit Limitations. An Employee shall accrue Supplemental Retirement Benefits as described in Article III in the event that such Employee’s retirement benefits accrued under the Retirement Plan are limited by the Section 415 Limitation, by limits on compensation taken into account under the Retirement Plan imposed by Code Section 401(a)(17), or by the definition of compensation taken into account under the Retirement Plan, if that definition is less inclusive than compensation as defined in Section 1.7.
     2.2 Eligible Employees. The following Employees shall be eligible to accrue Supplemental Retirement Benefits to the extent their benefits accrued under the Retirement Plan are limited by the Benefit Limitations set forth in Section 2.1 above:
     (a) All Employees under the Plan on March 28, 2003, who are employed by an Affiliated Company on March 29, 2003, shall continue to be an Employee eligible to continue to participate under the Plan on March 29, 2003; and
     (b) Any other Employee designated by the Chief Executive Officer of the Company.
     Anything contained herein to the contrary notwithstanding, a Former WL Employee shall become a participant in the Plan and eligible to accrue a Supplemental Retirement Benefit under the Plan to the extent such Former WL Employee’s benefit accrued under the Retirement Plan is limited by the Benefit Limitations set forth in Section 2.1 above. Anything contained herein to the contrary notwithstanding, such Former WL Employee shall not be eligible to continue to participate and accrue Supplemental Retirement Benefits in the Plan after March 28, 2005, except as permitted by the Committee.

III. SUPPLEMENTAL RETIREMENT BENEFITS
     3.1 Amount and Form of Employee’s Benefit.
     (a) Amount of Benefit. An Employee who meets the eligibility requirements of Article II shall be entitled to receive Supplemental Retirement Benefits in an amount equal to the difference between the benefit such Employee would have received under the Retirement Plan but for the Benefit Limitations and the benefit such Employee would receive under the Retirement Plan if the Employee elected to receive each component of his or her benefit under the Retirement Plan on the date the Employee’s Supplemental Retirement Benefits under this Plan commence, including any Supplemental FAP Benefit or Supplemental PEP Benefit, as those terms are defined under the Retirement Plan. The formula for determining each component of such Supplemental Retirement Benefits shall correspond to the underlying formula and related provisions in the Retirement Plan.
     (b) Normal Form of Benefit. Notwithstanding the form of benefit the Employee elects for the payment of his or her Retirement Plan benefit and unless the Employee elects otherwise as provided below, the benefit payable pursuant to this Section 3.1 shall be paid in the form of a five-year certain annuity if the Employee is unmarried at the time of commencement of payment, or in the form of a 50% contingent annuitant form of payment with the Employee’s Spouse as the contingent annuitant if the Employee is married at the time of commencement of payment; provided that the benefit payable pursuant to this Section 3.1 to an Employee who first became a participant in the Retirement Plan on or after January 1, 2010 (whose entire Retirement Plan benefit is based on a Retirement Accumulation Account) shall be paid in the form of a lump-sum distribution.
     (c) Optional Forms of Benefit. In lieu of the form of payment specified in the preceding paragraph, an Employee may elect, in writing, at any time within the first thirty (30) days after such Employee first becomes eligible to accrue a benefit under the Plan, to receive his or her Supplemental Retirement Benefits pursuant to this Section 3.1 payable in one of the following optional forms: a five-year certain annuity, ten-year certain annuity, life annuity, or contingent annuity ranging from 50% to 100%, and any such optional form of payment will be calculated using the actuarial factors specified in the Retirement Plan. In addition, if the Employee is enrolled in the Pension Equity Benefit under the Retirement Plan, the optional forms will include a single lump-sum payment. Except in the case of a lump-sum payment, the Employee may also elect the Social Security Adjustment Option as described under the Retirement Plan in conjunction with the election of one of the above forms of payment.
     (d) Commencement of Benefits. If an Employee made the one-time election in 1999 to remain enrolled in the Traditional Pension Benefit under the Retirement Plan, such Employee’s Supplemental Retirement Benefits shall become payable on the later of (i) in the event of the Employee’s Termination of Employment, the later of the first day of the month commencing after the sixth month anniversary of the Employee’s Termination of Employment, or, if applicable, the Employee’s Early Retirement Date, as defined under the Retirement Plan, or (ii) the benefit commencement date specified by the Employee in an election made, in writing, within the first thirty (30) days after such Employee first becomes eligible to accrue a benefit under the Plan. If an Employee is enrolled in the Pension Equity Benefit under the Retirement Plan, or if the Employee first became a participant in the Retirement Plan on or after January 1, 2010 (whose entire benefit is based on a Retirement Accumulation Account), such Employee’s Supplemental Retirement Benefits shall become payable on the later of (i) the first day of the month commencing after the sixth month anniversary of the Employee’s Termination of Employment, or (ii) the benefit commencement date specified by the Employee in an election made, in writing, within the first thirty (30) days after such Employee first becomes eligible to accrue a benefit under the Plan.
     An Employee may change his or her payment commencement date or distribution method to delay payment of his or her Supplemental Retirement Benefits; provided, however, that (a) such change must be made at least twelve (12) months before the date on which the Supplemental Retirement Benefits would otherwise first have become payable, and (b) the first payment date under the new distribution method is a date not less than five (5) years after the date such payment would otherwise have been made. No Employee may change the form of payment initially elected more than once.
     An amount payable on a date specified in this Plan shall be paid as soon as administratively feasible after such date; but not later than the later of the end of the calendar year in which the specified date occurs or the 15th day of the third calendar month following such specified date. The payment date may be postponed further if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Employee.
     (e) WL Employees. Anything contained herein to the contrary notwithstanding, in addition to the benefits, if any, accrued under this Plan on and after March 29, 2003, a Former WL Employee shall be entitled to his or her WL Excess Plan benefit in accordance with and on the terms and conditions contained in Appendix A. Such benefit shall commence in accordance with paragraph (d) of this Section 3.1.
     3.2 Benefit Upon Employee’s Death. In the event of an Employee’s death before payment of his or her Supplemental Retirement Benefits commence, such Employee’s Beneficiary shall receive the Supplemental Retirement Benefits specified in Section 3.1. in the form of payment elected by the Employee, commencing not later than the first day of the third calendar month following the date of the Employee’s death, provided that the Beneficiary may not, directly or indirectly, specify the calendar year in which the payment will be made. In the event of an Employee’s death after payment of his or her Supplemental Retirement Benefits commence, the form of benefit payment elected by the Employee will determine what benefit, if any, the Beneficiary shall receive and the form of such benefit.
     Anything contained herein to the contrary notwithstanding, in the event a Former WL Employee who is entitled to a WL Excess Plan benefit dies before the date payment of his or her WL Excess Plan benefit commences, such Employee’s Beneficiary shall receive the WL Excess Plan benefit in accordance with Appendix A, commencing not later than the first day of the third calendar month following the date of the Employee’s death. In the event a Former WL Employee dies after the date payment of his or her WL Excess Plan benefit commences, the form of benefit payment elected by the Former WL Employee will determine what, if any, benefit the Beneficiary receives and the form of such benefit.
IV. ERISA BENEFIT LIMITATION
     4.1 Obligations Unfunded. All benefits due an Employee or Beneficiary pursuant to the Plan are unfunded and unsecured and are payable out of the general funds of the Affiliated Company by whom the Employee is employed at the time the benefit accrued. The Affiliated Company shall make no provision for the funding or insuring of any benefits payable hereunder. In the event that the Company shall decide to establish an advance accrual reserve on its books against the future expense of payments made hereunder, such reserve shall not under any circumstances be deemed to be an asset of the Plan, nor a source of payment of any claims under the Plan but at all times shall remain a part of the general assets of the Affiliated Company, and shall be subject to the claims of its creditors.
     The Company may, in its sole and absolute discretion, establish a grantor trust for the payment of benefits hereunder, the assets of which shall be at all times subject to the claims of creditors of the Affiliated Companies, as provided for in such trust, provided that such trust does not alter the characterization of the Plan as an unfunded plan for purposes of ERISA. Such trust shall make distributions in accordance with the terms of the Plan.
     4.2 Excess Benefit Plan. The portion of the Plan relating to Supplemental Retirement Benefits payable on account of the Section 415 Limitations constitutes an excess benefit plan as defined in Section 3(36) of ERISA.
     4.3 No Right to Continued Employment. Neither the establishment of the Plan nor the payment of any benefits thereunder nor any action of the Affiliated Companies shall be held or construed to confer upon any person any legal right to be continued in the employ of any Affiliated Company.
     4.4 Power to Amend or Terminate. The Board of Directors of the Company, the Committee and their delegees are each empowered to amend, modify or terminate this Plan at any time, except that no amendment, modification or termination may reduce or otherwise detrimentally affect benefits payable under this Plan to an Employee or his or her Beneficiary without regard to such amendment unless the Employee (or Beneficiary, if the Employee is deceased) consents to such change. A termination of the Plan must comply with the provisions of Code Section 409A and the regulations and guidance promulgated thereunder, including but not limited to, restrictions on the timing of final distributions and the adoption of future deferred compensation arrangements.
     4.5 Benefits Upon Divestiture or Other Disposition of Business. In the event that, as a result of a sale of stock or assets or another transaction by which all or part of an Affiliated Company ceases to be an affiliate of the Company, an Employee’s employment with an Affiliated Company is terminated or his or her employer is no longer an Affiliated Company, the Company reserves the right to offset, against any Supplemental Retirement Benefits otherwise payable to such Employee or his or her Beneficiary, retirement benefits payable to such Employee or his or her Beneficiary from any pension or retirement plan of such purchaser, its affiliate or successor (“Purchaser”) after consummation of such sale to the extent such benefits duplicate the benefits payable under this Plan. The Company also reserves the right to assign its rights and obligations pursuant to this Plan and, upon the assignment of such rights and obligations to a third party, the Company shall guarantee the payment of such transferred obligations in the event that the assignee fails to pay them.
     4.6 Non-Alienation of Benefits. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or change any right or benefit under this Plan shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits. If the Employee or Beneficiary becomes bankrupt, or attempts to anticipate, alienate, sell, assign, pledge, encumber, or change any right hereunder, then such right or benefit shall, in the discretion of the Committee, cease and terminate, and in such event, the Committee may hold or apply the same or any part thereof for the benefit of the Employee or Beneficiary, spouse, children, or other dependents, or any of them in such manner and in such amounts and proportions as the Committee may deem proper. Notwithstanding anything in this Section to the contrary, the Committee may comply with a qualified domestic relations order as defined in Code Section 414(p); provided however, that for purposes of this Section 4.6, (i) the provisions of Code Section 414(p)(9) shall be disregarded and shall have no force and effect in applying the provisions of Code Section 414(p), and (ii) the provisions of Code Section 414(p)(4) shall be disregarded when making a determination whether a domestic relations order is a qualified domestic relations order so that no order shall be considered to be a qualified domestic relations order if it requires an amount to be paid to an alternate payee before the earlier of (A) the date the Employee begins to receive benefits under the Plan, or (B) the date of the Employee’s death. Anything contained herein to the contrary notwithstanding, benefits payable from the Plan under this Section to an alternate payee pursuant to a qualified domestic relations order shall be paid only in the form of a lump sum payment. The Committee may establish procedures similar to those described in Code Sections 414(p)(6) and (7), in lieu of the procedures set forth in Code Sections 414(p)(6) and (7), for evaluating domestic relations orders and for handling benefits while domestic relations orders are being evaluated.
     4.7 Anticipation of Benefits. An Employee shall have a claim upon the Affiliated Company for whom he or she was employed only to the extent of the monthly payments, if any, due such Employee up to and including the then current month, and the Employee shall not have a claim against the Affiliated Company for any subsequent monthly payment unless and until such payments shall become due and payable.
     4.8 Claims and Appeals Procedures. An Employee or Beneficiary may claim any benefit to which he or she is entitled under this Plan by a written notice to the Committee. If a claim is denied, it must be denied within ninety (90) days after receipt of the claim, unless special circumstances require an extension. If an extension is necessary, the extension shall not be longer than an additional ninety (90) days. Any denial shall be in a written notice stating the following:

     (a) The specific reason for the denial.
     (b) Specific reference to the Plan provision on which the denial is based.
     (c) Description of additional information necessary for the claimant to present his or her claim, if any, and an explanation of why such material is necessary.
     (d) An explanation of the Plan’s claims review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
If the Committee does not deny the claim within the time specified above, the claimant may commence action in state or federal court.
     The claimant will have sixty (60) days to request a review of the denial by the Committee, which will provide a full and fair review. The request for review must be in writing delivered to the Committee. The claimant may review pertinent documents, and he or she may submit issues and comments in writing. The decision by the Committee with respect to the review must be given within sixty (60) days after receipt of the request, unless special circumstances require an extension (such as for a hearing). In no event shall the decision be delayed beyond 120 days after receipt of the request for review. The decision shall be written in a manner calculated to be understood by the claimant, shall include specific reasons and refer to specific Plan provisions as to its effect, state that the claimant is entitled to receive upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claim, and state that the claimant has a right to bring a civil action under Section 502(a) of ERISA.
     Anything contained herein to the contrary notwithstanding, any claim filed under the Plan and any action brought in state or federal court by or on behalf of an Employee or a Beneficiary for the alleged wrongful denial of Plan benefits or for the alleged interference with ERISA-protected rights must be brought within one (1) year of the date of the Participant’s, the Beneficiary’s or alternate payee’s cause of action first accrues. Failure to bring any such cause of action with this one (1) year time frame shall preclude an Employee or a Beneficiary, or any representative of the Employee or Beneficiary, from bringing the claim or cause of action. Correspondence or other communications following the mandatory appeals process described in this Section 4.8 shall have no effect on this one (1) year time frame.
     4.9 Limitation of Action and Choice of Venue. Before a claimant may bring a legal action against the Plan, the Company, a Subsidiary, or the Committee, the claimant must first complete all steps of the claims and review procedures contained in Section 4.8. After completing all steps of the claims and review procedures contained in Section 4.8, as applicable, a claimant has one (1) year from the date he or she is notified of the Committee’s final decision to bring such legal action or the right to bring such legal action is lost. Any legal action against the Plan, the Company, a Subsidiary, or the Committee may only be brought in the United States District Court for the Eastern District of Missouri.

     4.10 Taxes. Any taxes required to be withheld under applicable federal, state or local tax laws or regulations may be withheld from any payment due hereunder.
     4.11 Rules of Construction. The terms and provisions of the Plan shall be construed according to the principles, and in the priority, as follows: first, in accordance with the meaning under, and which will bring the Plan into conformity with, Code Section 409A and the regulation thereunder; and secondly, in accordance with the laws of the State of Missouri. The Plan shall be deemed to contain the provisions necessary to comply with such laws. If any provision of the Plan shall be held illegal or invalid, the remaining provisions of the Plan shall be construed as if such provision had never been included. No provision of this Plan shall be operative to the extent that it will result in the imposition of the additional tax described in Code Section 409A(a)(1)(B)(i)(II) because of failure to satisfy the requirements of Code Section 409A and the regulations and guidance issued thereunder.
     4.12 Headings. Headings of Articles and Sections of the Plan are inserted for convenience of reference, and constitute no part of the Plan.
     4.13 Gender. The use of masculine pronouns herein shall be deemed to include both males and females.
     4.14 Effect of Amendment. No amendment to the Plan shall change the time of payment of any benefit to which an Employee had a legally binding right as of the date of the amendment; except as permitted by Code Section 409A and the regulation thereunder.
     IN WITNESS WHEREOF, the Company has caused this 2010 Restatement of the Plan to be executed by a duly authorized officer this 25th day of October, 2010.

ENERGIZER HOLDINGS, INC.

By:	/s/ Peter J. Conrad
Name:	Peter Conrad
Title:	VP- HR